Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                          TEL: (617) 995-250    FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Extension of Technology Access Agreement
by Millennium Pharmaceuticals, Inc.

CAMBRIDGE, MA, March 30, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Millennium Pharmaceuticals, Inc. has extended the agreement that provides Millennium with certain rights to test ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with antibodies to specific targets and to license the right to use the technology to develop products on the terms defined in the agreement. This agreement was scheduled to expire March 30, 2006 unless extended by Millennium. It is now scheduled to expire March 30, 2007.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Three TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633, which is in development by the sanofi-aventis Group. A fourth TAP compound, trastuzumab-DM1 in development by Genentech, now has an effective IND. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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